Exhibit l.4

April 24, 2012

K&L Gates LLP

Three First National Plaza

Suite 3100

Chicago, Illinois 60602

RE:    Nuveen Real Asset Income and Growth Fund

Ladies and Gentlemen:

As special Massachusetts counsel for Nuveen Real Asset Income and Growth Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 on March 23, 2012.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM MCCUTCHEN LLP